Exhibit 10.01

SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This Settlement Agreement and Mutual Release (the “Settlement Agreement”) is entered into by and among Lifescape, LLC (“Lifescape”), ValueOptions, Inc. (“ValueOptions”), FHC Health Systems, Inc. (“FHC”), and Zamba Solutions (“Zamba”), as of the 1st day of October, 2001, (the “Effective Date”).

WHEREAS, Zamba has provided to Lifescape consulting services which have contributed to the creation of various computer software applications and related intellectual property (the “Zamba Assets”); and

WHEREAS, Lifescape has been and is currently unable to pay Zamba for the services rendered in connection with the creation of the Zamba Assets and Zamba has demanded that the Zamba Assets be returned to it  until  full payment has been made; and

WHEREAS, Zamba has provided to ValueOptions various consulting services; and

WHEREAS, ValueOptions desires to acquire the Zamba Assets.

NOW, THEREFORE,   in consideration of the covenants contained herein, the parties hereto agree as set forth below:

1.             Transfer of Zamba Assets to ValueOptions.  Zamba hereby directs  Lifescape to transfer to ValueOptions the Zamba Assets.

2.             Consideration.  In consideration of the transfer of the Zamba Assets to ValueOptions, FHC and ValueOptions jointly and severally agree to pay to Zamba the sum of  $ 1, 680,000 as follows: $ 280,000 on the Effective Date, and $ 280,000 on the first business day of each of the next five (5) months.

3.             Default.  If any payment required to be made under Section 2 of the Settlement Agreement is not made within five (5) days of the delivery of a written notice that a required payment has not been made, via facsimile to the chief financial officer of FHC at ******: (i) the aggregate payment due under the Settlement Agreement shall be increased to $ 2,080,000 and the entire unpaid balance shall be due immediately and (ii) all right, title and interest in the Zamba Assets shall be returned to Zamba until the payment described in subsection (i) hereof has been paid in full.

4.             Mutual Releases.

(a)           Release of Lifescape, FHC and ValueOptions.  In consideration of and upon the receipt of all amounts due under this Settlement Agreement, Zamba, for itself and on behalf of its officers, directors, members, subsidiaries, affiliates, parent companies, successors, assigns, agents, underwriters, attorneys, sureties, insurers and representatives, does and shall irrevocably and unconditionally remise, release and forever discharge Lifescape,  FHC, ValueOptions, their officers, directors, members, subsidiaries, affiliates, parent companies, successors, assigns, agents, underwriters, attorneys, sureties, insurers and representatives from any and all claims, demands and causes of actions of any nature whatsoever arising out of or related to the Zamba Assets.

(b)           Release of Zamba.  In consideration of and upon the receipt of the Zamba Assets, each of Lifescape, FHC and ValueOptions, for itself and on behalf of its officers, directors, members, subsidiaries, affiliates, parent companies, successors, assigns, agents, underwriters, attorneys, sureties, insurers and representatives, does and shall irrevocably and unconditionally remise, release and forever discharge Zamba, its officers, directors, members, subsidiaries, affiliates, parent companies, successors, assigns, agents, underwriters, attorneys, sureties, insurers and representatives from any and all claims, demands and causes of actions of any nature whatsoever arising out of or related to the Zamba Assets.

5              Nonadmission of Liability.  The parties fully understand and agree that this Settlement Agreement represents the compromise of disputed claims and is not an admission of liability or concession of any legal position taken by any party.

6.             Advice of Counsel.  The parties to this Settlement Agreement acknowledge that they have been fully advised by counsel of their own choosing with respect to the terms of this Settlement Agreement.

7.             Venue and Choice of Law.  Any dispute, claim, or cause of action arising out of or related to the interpretation of or any default under this Agreement shall be governed by the laws of the State of Minnesota, and the parties to this Agreement hereby agree that venue for such action shall lie solely in the State of Minnesota.  If any part, term or provision of this Settlement Agreement is held by a court or administrative body to be illegal or in conflict with any law, or by statute becomes illegal or in conflict with any law, the validity of the remaining provision shall not be affected and the rights and obligations of the parties shall be construed and enforced as if this Settlement Agreement did not contain the particular, invalid part, term or provision. The parties agree to submit to personal jurisdiction of the courts of the State of Minnesota.

8.             Costs of Collection.  In the event either party commences litigation arising out of or related to this Settlement Agreement, the prevailing party shall be entitled to its fees and costs including reasonable attorney’s fees. and any fees and costs associated with alternative dispute resolution, including reasonable attorney’s fees.

9.             Entire Agreement.  This Settlement Agreement and the attached Exhibits constitutes and contains the entire agreement and understanding between the parties concerning the subject matters addressed in this Settlement Agreement between the parties, and supersedes and replaces all prior settlement negotiations and all settlement agreements proposed or otherwise, whether written or oral, concerning the subject matter of this Settlement Agreement.  Any statements, promises or inducements made among the parties that are not contained in this Settlement Agreement shall be invalid and nonbinding.  No waiver of any breach of any term or provision of this Settlement Agreement shall be construed to be, nor shall be, a waiver of any other breach of any term or provision of the Settlement Agreement.  No waiver shall be binding unless in writing and signed by the party waiving the breach.

10.           Cooperation.  The parties agree to cooperate fully and execute any and all supplementary documents and take all additional actions which may be necessary and appropriate to give full force and effect to the basic terms and intent of this Settlement Agreement.

11.           Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall constitute an original agreement, but all such counterparts taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have the caused this Settlement Agreement and Mutual Release to be executed by them or on their behalf by their respective representatives as of the Effective Date.

Lifescape, LLC

By: /s/	Ronald Dozoretz
Ronald I. Dozoretz, Manager of FHC Internet Services, L.C.,
the managing member of Lifescape, LLC

ValueOptions, Inc.

By: /s/	Elliot Gerson
Elliot F. Gerson

Its President

FHC Health Systems, Inc.
By: /s/	Elliot Gerson
Elliot Gerson,

Its President

Zamba Solutions

By: /s/ Mike Carrel

Its CFO